Exhibit 10.2

Cimarex energy co.

1700 Lincoln Street, Suite 3700

Denver, Colorado 80203-4553

NOTICE OF GRANT OF PERFORMANCE STOCK UNITS

AND AWARD AGREEMENT (PERFORMANCE AWARD)

Name: <first_name> <last_name>

Participant ID: <emp_id>

Plan: 2019 Equity Incentive Plan

Date of Award: December 5, 2019

Number of shares of Restricted Stock: <shares_awarded>

Restriction Period Ends: December 1, 2022

By accepting this agreement online, you and Cimarex Energy Co. (the “Company”) agree that this restricted stock award is granted under and governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), both of which are attached and made a part of this document. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Agreement, the terms and conditions of the Plan will prevail.

AWARD AGREEMENT

1.            Grant of Performance Stock Units. Pursuant to the Plan and subject to the terms and conditions of this Agreement, you are granted Performance Stock Units entitling you to receive shares of Common Stock (the “Restricted Stock”) pursuant to Section 6.1.5 of the Plan. Upon the Company’s achievement of pre-determined objectives for a specified performance period, some or all of the shares of Restricted Stock shown in the Notice of Grant will vest (the “Vested Shares”). Prior to the end of the Performance Period (as defined in Paragraph 3), the Restricted Stock may be evidenced in the manner the Company deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates. At the end of the Performance Period the shares will be disposed of as provided in Paragraph 7.

2.            Voting Rights and Ordinary Cash Dividends. Prior to the end of the Performance Period you are entitled to the voting rights of a holder of the Company’s common stock.

During the Performance Period, the Company will accrue dividends on the maximum number of shares that may vest pursuant to this grant for each dividend record date occurring during the Performance Period. At the end of the Performance Period, the number of Vested Shares to be paid to you will be calculated in accordance with paragraph 4 of this Agreement. At that time you will receive the dividends accrued by the Company that are attributable to the Vested Shares paid to you in accordance with such calculation. Any dividends that are accrued on shares that are forfeited as a result of the calculation described in paragraph 4 will also be forfeited and returned to the Company’s general funds.

3.            Performance Period. Except as provided in Paragraphs 5 and 6, the “Performance Period” shall be the three-year period ending on the date set forth under “Restriction Period Ends” as provided in the foregoing Notice of Award. You may not sell, assign, transfer by gift or otherwise, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, any of the shares of Restricted Stock prior to expiration of the Performance Period.

4.            Performance Goals. The number of Vested Shares will be determined at the end of the Performance Period and will be based upon the Company’s stock price performance relative to that of a defined peer group. The peer group will be comprised of the exploration and production companies set forth on Appendix B, on both the first day of the Performance Period and on the last day of the Performance Period (the “Performance Peer Group”). The calculation of the exact number of Vested Shares to be issued shall be determined as follows:

a.            The calculated percentage difference between (i) and (ii), below:

(i)            the average (rounded to the second decimal place) of the per share closing price of the Company’s common stock (the “XEC Beginning Price”) and the common stock of each company in the Performance Peer Group over 30 trading days preceding the beginning of the Performance Period, and

(ii)           the average (rounded to the second decimal place) of the per share closing price of the Company’s common stock (the “XEC Ending Price”) and the common stock of each company in the Performance Peer Group over 30 trading days preceding the end of the Performance Period.

b.            After determination of the percentage difference as provided in 4.a., the Company and the companies in the Performance Peer Group will be ranked from the highest percentage to the lowest percentage, with the highest percentage company ranked as first and the lowest percentage company as the last number of the total number of companies in the Performance Peer Group. If during the Performance Period any member of the Performance Peer Group (i) declares bankruptcy, or (ii) is delisted and ceases to be traded on a national securities exchange, then it will remain in the Performance Peer Group and shall be ranked with any similarly-situated company in last place for purposes of this Section 4.b.

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c.            The result obtained in 4.b. will serve as the basis for the percentage of Vested Shares to be held by you. The applicable vesting percentages are set forth on Appendix A to this Agreement. For the Company’s rank under the column entitled “Relative Performance Rank” you will vest the percentage shown under the appropriate “Percent of Award Vesting” column depending on whether (i) the XEC Ending Price is less than the XEC Beginning Price or (ii) the XEC Ending Price is equal to or greater than the XEC Beginning Price. If at the end of the Performance Period there are fewer companies in the Performance Peer Group than at the beginning of the Performance Period, the relative performance rank will be adjusted so that the Company must be ranked first or second of the companies in the Performance Peer Group in order for you to achieve 200% of the award if the XEC Ending Price is equal to or greater than the XEC Beginning Price, or in order for you to receive 100% of the award if the XEC Ending Price is less than the XEC Beginning Price, and no shares will vest if the Company is ranked less than 31% of the companies in the Performance Peer Group, with the remaining vesting percentages adjusted by interpolation.

5.            Termination of Employment.

a.            Death or Disability. If your employment with the Company terminates on account of death or disability (as defined below) prior to the end of the Performance Period, you will receive the number of Vested Shares calculated in accordance with paragraph 4, except that the end of the Performance Period will be the date of death or disability.

You will be considered disabled if you are (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Cimarex.

b.            Other Terminations. If your employment is terminated, voluntarily or involuntarily, for any reason other than death or disability prior to the end of the Performance Period, your Restricted Stock will be forfeited.

6.            Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, you will receive the number of Vested Shares calculated in accordance with paragraph 4, except that the end of the Performance Period shall be the date of the Change in Control.

7.            Removal of Restrictions. Upon expiration of the Performance Period, the Company will deliver to you the number of Vested Shares computed in accordance with this Agreement. In conformity with its insider trading policy, Cimarex may elect to electronically deliver the shares to your account at a brokerage firm selected by the Company. You shall forfeit and assign to the Company, without any consideration, any shares of Restricted Stock to which you are not entitled at the end of the Performance Period.

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8.            Withholding Taxes. Unless you make other arrangements with the Company, the Company will withhold a number of Vested Shares having a Fair Market Value (as defined in the Plan) on the date of payment equal to the minimum statutory total tax that could be withheld on the transaction. You may also make arrangements with the Company to pay the amount of taxes required by law or to deliver to the Company previously owned shares of common stock having a Fair Market Value on the date of payment equal to the minimum statutory total tax. In no event shall any form of payment made by you be permitted if it would result in an accounting charge with respect to shares delivered to pay such taxes, unless otherwise approved by the Company’s Compensation and Governance Committee.

9.            Effect of Prohibited Transfer. If any transfer of Restricted Stock is made or attempted to be made contrary to the terms of this Agreement, the Company will have the right to acquire, without the payment of any consideration, such shares from you or your transferee, at any time before or after a prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available to it. The Company may refuse for any purpose to recognize any transferee who receives shares contrary to the provisions of this Agreement as a stockholder and may retain and/or recover all dividends on such shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

10.           Clawback. By accepting this Performance Award, you expressly agree that, in the event of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from you this Performance Award, during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. This clawback policy will be interpreted in the best judgment of the Committee in a manner consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission or the New York Stock Exchange Stock Market as contemplated by the Dodd-Frank Act.

11.           Miscellaneous.

a.            Adjustments. Article IX of the Plan provides for certain adjustments to the number of shares of Common Stock covered by the Restricted Stock and other changes in connection with a reorganization or other changes to the Common Stock.

b.            Restrictions on Common Stock. Any shares of Common Stock acquired by you are subject to the Company’s Insider Trading Policy and may be subject to other restrictions on resale. Any sale or other disposition of shares by you must be made in compliance with the Company’s Insider Trading Policy, in effect from time to time, securities law and other applicable legal requirements.

c.            Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock awarded under the Plan or future Restricted Stock that may be awarded under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

d.            Amendment or Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. You expressly warrant that you are not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan may only be made in writing and signed by a duly authorized officer of the Company.

e.            Amendment or Termination of the Plan. By accepting this Performance Award, you expressly warrant that you have received the Restricted Stock under the Plan, and have received, read and are familiar with the terms of the Plan. You understand that the Plan is discretionary in nature and that it may be amended, suspended or terminated by the Company at any time.

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f.            Defined Terms. Capitalized terms have the meaning set forth in the Plan or herein, as the case may be.

g.            Compliance with Securities Laws. This Agreement shall be subject to the requirement that if at any time counsel to the Company determines that the listing, registration or qualification of the shares of Restricted Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of such shares thereunder, the Restricted Stock may not be awarded unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Company. Nothing herein shall be deemed to require the Company to apply for, obtain, or keep current, any such listing, registration or qualification.

h.            Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

i.            Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

j.            Binding Effect. Subject to the limits on the transferability of the Restricted Stock, this Agreement shall be binding upon and inure to the benefit of the Company and you and their respective heirs, executors, administrators, legal representatives, successors and assigns.

k.            No Right to Continued Employment. Nothing contained in this Agreement or the Plan shall be construed as giving you any right to remain employed by (or provide other service to) the Company, any Subsidiary or any Affiliated Entity. The Company reserves the right to terminate your employment (or other service) at any time.

l.            Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered electronically, personally or mailed (U.S. Mail) by the Company to you at your then current address as maintained by the Company or such other address as you may advise the Company in writing. Any such notice shall be deemed to have been given as of the second day after deposit in the United States mails, postage prepaid, properly addressed as set forth in this paragraph, in the case of a mailed notice, or as of the date delivered in the case of electronic or personal delivery.

m.           Governing Law. This Agreement and the Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable Federal law.

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Attachments:

These documents constitute part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Cimarex Energy Co. 2019 Equity Incentive Plan

Summary of the Cimarex Energy Co. 2019 Equity Incentive Plan

Form 10-K and other periodic reports [SEC Filings]

[REST OF THE PAGE IS LEFT BLANK INTENTIONALLY]

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Appendix A

Cimarex Energy Co.

Performance Award Agreement

Relative Performance Rank	XEC Ending Price Less Than XEC Beginning Price Percent of Award Vesting	XEC Ending Price Equal to or Greater Than XEC Beginning Price Percent of Award Vesting
1-2	100%	200%
3	87.5%	175%
4-5	75%	150%
6	62.5%	125%
7-8	50%	100%
9	37.5%	75%
10	25%	50%
11-16	0%	0%

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Appendix B

Cimarex Energy Co.

Performance Award Agreement

Performance Peer Group

(Initially consisting of the following companies, subject to adjustment as provided in
Section 4 of this Performance Share Agreement)

Apache Corporation (APA)	Encana Corporation (ECA)
Cabot Oil & Gas Corporation (COG)	EQT Corporation (EQT)
Centennial Resource Development, Inc. (CDEV)	Marathon Oil Corporation (MRO)
Cimarex Energy Co. (XEC)	Matador Resources Company (MTDR)
Concho Resources Inc. (CXO)	Noble Energy, Inc. (NBL)
Devon Energy Corporation (DVN)	Parsley Energy, Inc. (PE)
Diamondback Energy, Inc. (FANG)	Pioneer Natural Resources Company (PXD)
EOG Resources, Inc. (EOG)	WPX Energy, Inc. (WPX)

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